Exhibit 23.2

	GeothermEx, Inc.	3260 BLUME DR., SUITE 220 RICHMOND, CALIFORNIA 94806
TELEPHONE: (510) 527-9876 FAX: (510) 527- 8164 E-MAIL: mw@geothermex.com

Consent of GeothermEx Inc.

In connection with U.S. Geothermal Inc's registration statement on Form 10K, S-3, S-8 and related filings under the United States Securities Act of 1933, I, Subir Sanyal, on behalf of GeothermEx Inc. ("GeothermEx"), hereby consent to the use of GeothermEx's name and to the use of the "Technical Report On The Taft River Geothermal Resource, Cassia County Idaho" dated August 2002, and the "Results From The short-Term Well Testing Program At the Raft River Geothermal Field, Cassia County, Idaho" dated October 2004 (together with the "Technical Reports", references to the Technical Reports, or portions thereof, or information derived from the Technical Reports, in the Registration Statement.

Dated at Richmond, California, this 10th day of August, 2009.

/s/ Subir K. Sanyal
Name: Subir K.Sanyal
Title: President